Exhibit 99.1

F-1

中正達會計師事務所有限公司 Centurion ZD CPA Limited Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Investors of Wuhan Economic Development Port Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Wuhan Economic Development Port Limited (the “Company”) as of December 31, 2017, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, changes in owners’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Centurion ZD CPA Ltd.

Centurion ZD CPA Ltd.

Hong Kong

July 16, 2018

We have served as the Company’s auditor since 2018.

F-2

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

consolidated Balance Sheets

	As of December 31,
	2017	2016	2015

ASSETS
Current assets
Cash and cash equivalents	$118,170	$60,476	$57,588
Accounts receivable, net	458,790	419,362	64,244
Note receivable	15,371	-	-
Advances to suppliers	290,278	85,759	38,292
Other receivables and prepayments, net	1,502,842	1,270,693	1,449,118
Inventories	28,130	38,101	-
Total current assets	2,413,581	1,874,391	1,609,242

Non-current assets
Property and equipment, net	62,795,760	56,686,020	61,116,158
Deposits for property and equipment	2,851,258	1,519,144	1,705,105
Land use rights, net	110,951,569	104,528,600	4,010,613
Port operating rights, net	236,136,197	226,281,975	247,358,416
Other intangible assets, net	248,502	215,525	99,541
Deferred tax assets	7,333	6,870	3,864
Total non-current assets	412,990,619	389,238,134	314,293,697

Total Assets	$415,404,200	$391,112,525	$315,902,939

LIABILITIES AND EQUITY
Liabilities
Current liabilities
Accounts payable	$61,648	$55,103	$110,653
Interest payable	61,877	57,407	70,774
Accrued expenses and other current liabilities	4,055,811	1,165,974	859,346
Due to related parties	13,811,182	104,872,419	138,564
Current loans payable	3,275,254	5,119,516	2,265,195
Total current liabilities	21,265,772	111,270,419	3,444,532

Non-current loans payable	36,351,619	35,688,955	43,650,655
Deferred income	1,823,938	1,746,454	1,907,692
Total non-current liabilities	38,175,557	37,435,409	45,558,347

Total Liabilities	59,441,329	148,705,828	49,002,879

Equity
Paid-in capital	20,993,245	20,993,245	19,306,367
Additional paid-in capital	411,237,289	303,159,413	299,785,655
Accumulated losses	(59,344,765)	(48,475,273)	(36,200,338)
Accumulated other comprehensive loss	(16,922,898)	(32,996,893)	(15,991,572)
Total Wuhan Economic Development Port Limited’s investors’ equity	355,962,871	242,680,492	266,900,112
Non-controlling interests	-	(273,795)	(52)
Total Equity	355,962,871	242,406,697	266,900,060

Total Liabilities and Equity	$415,404,200	$391,112,525	$315,902,939

See notes to the consolidated financial statements

F-3

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

consolidated Statements of OPERATIONS and Comprehensive LOSS

	For the Years Ended December 31,
	2017	2016	2015

Revenue	$2,217,747	$1,581,575	$1,036,243
Costs of revenue	(2,418,276)	(2,404,920)	(2,072,536)
Gross loss	(200,529)	(823,345)	(1,036,293)

Selling, general and administrative expenses	(8,822,677)	(9,294,898)	(7,721,666)
Loss from operations	(9,023,206)	(10,118,243)	(8,757,959)

Other income (expenses)
Other income, net	77,002	87,545	56,081
Interest income	357	1,336	1,639
Interest expenses	(2,196,698)	(2,535,209)	(3,380,941)
Total other expenses	(2,119,339)	(2,446,328)	(3,323,221)

Loss before income taxes	(11,142,545)	(12,564,571)	(12,081,180)
Income taxes benefits (expenses)	-	3,405	(46,577)
Net loss	$(11,142,545)	$(12,561,166)	$(12,127,757)

Net loss attributable to:
- Wuhan Economic Development Port Limited’s investors	(10,869,492)	(12,274,935)	(12,127,703)
- Non-controlling interests	(273,053)	(286,231)	(54)

Other comprehensive income
Foreign currency translation adjustments	16,073,995	(17,005,321)	(12,362,509)
Comprehensive income (loss)	$4,931,450	$(29,566,487)	$(24,490,266)

See notes to the consolidated financial statements

F-4

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

consolidated Statements of CHANGES IN Equity

	Wuhan Economic Development Port Limited’s investors’ equity
	Paid-in capital	Additional paid-in capital	Accumulated losses	Accumulated other comprehensive (loss) income	Non- controlling interests	Total

Balance, January 1, 2015	$18,833,688	$291,750,110	$(24,072,635)	$(3,629,063)	$-	$282,882,100

Issuance of paid-in capital	472,679	8,035,545	-	-	-	8,508,224
Net loss	-	-	(12,127,757)	-	-	(12,127,757)
Allocation to non-controlling interests	-	-	54	-	(54)	-
Foreign currency translation adjustment	-	-	-	(12,362,509)	2	(12,362,507)

Balance, December 31, 2015	$19,306,367	$299,785,655	$(36,200,338)	$(15,991,572)	$(52)	$266,900,060

Issuance of paid-in capital	1,686,878	3,373,758	-	-	-	5,060,636
Net loss	-	-	(12,561,166)	-	-	(12,561,166)
Allocation to non-controlling interests	-	-	286,231	-	(286,231)	-
Foreign currency translation adjustment	-	-	-	(17,005,321)	12,488	(16,992,833)

Balance, December 31, 2016	$20,993,245	$303,159,413	$(48,475,273)	$(32,996,893)	$(273,795)	$242,406,697

Forgiveness of liabilities from an owner	-	108,201,786	-	-	-	108,201,786
Net loss	-	-	(11,142,545)	-	-	(11,142,545)
Allocation to non-controlling interests	-	-	273,053	-	(273,053)	-
Purchase additional ownership interests in a subsidiary	-	(123,910)	-	-	559,338	435,428
Foreign currency translation adjustment	-	-	-	16,073,995	(12,490)	16,061,505

Balance, December 31, 2017	$20,993,245	$411,237,289	$(59,344,765)	$(16,922,898)	$-	$355,962,871

See notes to the consolidated financial statements

F-5

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2017	2016	2015

Cash Flows from Operating Activities:
Net loss	$11,142,545)	$(12,561,166)	$(12,127,757)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,501,580	7,638,966	7,324,256
Provision for doubtful debt	-	13,620	12,588
Loss on disposal of property, and equipment	-	16	103,139
Deferred tax benefit	-	(3,405)	46,577
Changes in operating assets and liabilities:
Accounts receivable	(10,726)	(389,287)	(14,597)
Note receivable	(14,795)	-	-
Advance to suppliers	(191,290)	480,851	462,079
Other receivables	(140,960)	88,491	(426,221)
Inventories	12,071	(39,839)	-
Accounts payable	2,672,130	(50,595)	106,601
Interest payable	576	(9,187)	(10,453)
Accrual and other payables	36,479	378,777	(1,536,514)
Deferred income	(38,798)	(39,484)	(41,740)
Net Cash Used In Operating Activities	(1,316,278)	(4,492,242)	(6,102,042)

Cash Flows from Investing Activities:
Purchase of property and equipment	(3,864,126)	(1,660,113)	(5,118,913)
Proceeds from disposal of property and equipment	-	-	141,482
Deposits paid for acquisition of property and equipment	(1,183,590)	-	(1,762,777)
Purchase of other intangible assets	(47,272)	(153,487)	-
Net Cash Used In Investing Activities	(5,094,988)	(1,813,600)	(6,740,208)

Cash Flows from Financing Activities:
Proceeds from issuing capital	-	5,013,777	8,595,031
Proceeds from financial institution loans	1,479,487	-	8,435,864
Repayment of financial institution loans	(5,266,102)	(2,232,868)	(758,810)
Advances from related parties	10,286,473	4,873,062	-
Repayment to a director	(36,987)	(1,341,212)	(3,756,347)
Net Cash Provided By Financing Activities	6,462,871	6,312,759	12,515,738

Effect of Exchange Rate Changes on Cash and Cash Equivalents	6,089	(4,029)	(6,672)

Net Increase (Decrease) In Cash and Cash Equivalents	57,694	2,888	(333,184)
Cash and Cash Equivalents at Beginning of Year	60,476	57,588	390,772
Cash and Cash Equivalents at End of Year	$118,170	$60,476	$57,588

Supplemental Cash Flow Information:
Cash paid for interest expense	$2,192,228	$2,548,576	$3,394,812
Cash paid for income tax	$-	$-	$-

Supplemental Disclosure of Non-Cash Transactions:
Forgiveness of loans from an owner	$108,201,786	$-	$-
Purchase of land use right from an owner	$-	$101,365,070	$-

See notes to the consolidated financial statements

F-6

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Wuhan Economic Development Port Limited (the “Company” or “Wuhan EDP”) is a company established under the laws of the People’s Republic of China (“PRC”) on May 24, 2010. The principal activities of the Company are investment holding and the provision of services on port operations.

The consolidated financial statements include the financial statements of the “Company” and its wholly owned subsidiaries, Hubei Taiding Container Port Limited (“Taiding”), and Wuhan Economic Development Port Logistics Limited (“EDP Logistics”).

Taiding is a company established under the laws of the PRC on August 5, 2010. The Company owned 51% since its incorporation. In December 2017, the Company acquired the remaining 49% in Taiding. The principal activities of Taiding is the holding of land use rights for the Company’s business.

EDP Logistics is a company established under the laws of the PRC on August 3, 2017. The Company wholly owned EDP Logistics since its incorporation. EDP Logistics was dormant.

2. Summary of Significant Accounting Policies

2.1 Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

The consolidated financial statements include the financial statements of all the subsidiaries. All transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

2.2 Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. Significant accounting estimates reflected in the consolidated financial statements include: (i) the allowance for doubtful debts; (ii) accrual of estimated liabilities; (iii) contingencies; (iv) deferred tax assets; (v) impairment of long-lived assets; and (vi) useful lives of property and equipment.

2.3 Cash and cash equivalents

Cash and cash equivalents consist of cash and bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use the Company maintains accounts at banks and has not experienced any losses from such concentrations.

F-7

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.4 Inventories

Inventories consist of materials and supplies that are stated at lower of average cost or market.

2.5 Property and equipment, net

The property and equipment are stated at cost less accumulated depreciation. The depreciation is computed on a straight-line method over the estimated useful lives of the assets with 5% salvage value. Estimated useful lives of property and equipment are stated in Note 6.

The Company eliminates the cost and related accumulated depreciation of assets sold or otherwise retired from the accounts and includes any gain or loss in the statement of income. The Company charges maintenance, repairs and minor renewals directly to expenses as incurred; major additions and betterment to equipment are capitalized.

2.6 Land use rights, net

Land use rights represent amounts paid for the Company’s leases for the use right of lands located in Hannan District Port of Wuhan City of PRC. Amounts are charged to earnings ratably over the term of the lease of 46 years.

2.7 Port operating rights, net

Port operating rights represent amounts paid for the Company’s right to operate the coastline located in Hannan District Port of Wuhan City of PRC. The rights are amortized in the income statement on a straight-line basis over their estimated useful live of 47 years (the period of the operating rights being available).

2.8 Other intangible assets, net

Acquired intangible assets mainly consist of software and system for port operations and management acquired from third parties. Estimated useful lives of other intangible assets are stated in Note 9.

2.9 Impairment of long-lived assets

The Company applies the provisions of ASC No. 360 Sub topic 10, “Impairment or Disposal of Long-Lived Assets” (ASC 360- 10) issued by the Financial Accounting Standards Board (“FASB”). ASC 360-10 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property and equipment and finite lived intangible assets, for impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There were no impairment losses in the years ended December 31, 2017, 2016 and 2015.

F-8

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.10 Fair values of financial instruments

ASC Topic 825, Financial Instruments (“Topic 825”) requires disclosure of fair value information of financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Topic 825 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
Level 3	inputs to the valuation methodology are unobservable and significant to the fair value.

As of December 31, 2017, 2016 and 2015, financial instruments of the Company primarily comprise of cash, accounts receivables, note receivable, advances to suppliers, other receivables and prepayments, current loans payable, accrued expenses and other current liabilities, and due to related parties, which were carried at cost on the balance sheets, and carrying amounts approximated their fair values because of their generally short maturities.

2.11 Foreign currency translation and transactions

The Company’s consolidated financial statements are presented in the U.S. dollar (US$), which is the Company’s reporting currency. The Company and its subsidiaries use Renminbi Yuan(“RMB”) as its functional currency. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the statements of operations.

In accordance with ASC 830, Foreign Currency Matters, the Company translated the assets and liabilities into US$ using the rate of exchange prevailing at the applicable balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation are recorded in owners’ equity as part of accumulated other comprehensive income.

	December 31,
	2017	2016	2015
Balance sheet items, except for equity accounts	6.5059	6.9447	6.4952

	For the Years Ended December 31,
	2017	2016	2015
Items in the statements of operations and comprehensive income, and statement of cash flows	6.7591	6.6431	6.2288

F-9

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.12 Revenue recognition

The Company recognizes revenue from services rendered when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collection is reasonably assured.

2.13 Advertising expenses

Advertising costs are expensed as incurred, or the first time the advertising takes place, in accordance with ASC 720-35, Advertising Costs. For the years ended December 31, 2017, 2016 and 2015, the Company recorded advertising expenses of $5,493, $92,925 and $113,855, respectively.

2.14 Income taxes

Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As part of the process of preparing consolidated financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. The Company accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements at each year-end and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to affect taxable income.

The Company adopts a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. As of December 31, 2017, 2016 and 2015, the Company did not have any uncertain tax position.

2.15 Comprehensive loss

Comprehensive loss includes net income (loss) and foreign currency adjustments. Comprehensive loss is reported in the consolidated statements of operations and comprehensive loss. Accumulated other comprehensive loss, as presented on the consolidated balance sheets are the cumulative foreign currency translation adjustments.

2.16 Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450 Sub topic 20, “Loss Contingencies”, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

F-10

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.17 Recently issued accounting pronouncements

The Company does not believe other recently issued but not yet effective accounting standards from ASU 2018-08, if currently adopted, would have a material effect of the consolidated financial position, results of operation and cash flows.

3. Risks

(a) Liquidity risk

The Company is exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures.

(b) Foreign currency risk

A majority of the Company’s operating activities and a significant portion of the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

F-11

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4. accounts receivable, net

	As at December 31,
	2017	2016	2015

Accounts receivable, gross	$482,407	$441,487	$67,625
Less: allowance for doubtful accounts	(23,617)	(22,125)	(3,381)
Accounts receivable, net	$458,790	$419,362	$64,244

The movement of allowance for doubtful accounts during the years are as follows:

	As at December 31,
	2017	2016	2015

Balance at beginning of the year	$22,125	$3,381	$3,431
Provision for allowance during the year	-	19,827	106
Exchange difference adjustment	1,492	(1,083)	(156)
Balance at end of the year	$23,617	$22,125	$3,381

5. OTHER receivables and prepayments, net

Components of other receivables and prepayments as of December 31, 2017, 2016 and 2015 are as follows:

	As at December 31,
	2017	2016	2015

Deposits	$207,791	$19,781	$200,302
Prepaid expenses	40,561	62,561	40,589
VAT receivable	1,256,631	1,180,507	1,219,715
Others	3,576	13,200	586
Less: allowance for doubtful accounts	(5,717)	(5,356)	(12,074)
Total	$1,502,842	$1,270,693	$1,449,118

The movement of allowance for doubtful accounts during the years are as follows:

	As at December 31,
	2017	2016	2015

Balance at beginning of the year	$5,356	$12,074	$-
Provision for allowance during the year	-	(6,207)	12,482
Exchange difference adjustment	361	(511)	(408)
Balance at end of the year	$5,717	$5,356	$12,074

F-12

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6. Property and Equipment, net

The Company’s property and equipment used to conduct day-to-day business are recorded at cost less accumulated depreciation. Depreciation expenses are calculated using straight-line method over the estimated useful life with 5% of estimated salvage value below:

	Useful life	As at December 31,
	years	2017	2016	2015
Cost:
Buildings	40	$2,726,319	$2,349,513	$2,512,111
Plant and equipment	3 - 50	61,791,695	54,485,069	57,944,275
Leasehold improvements	10	659,852	618,159	615,839
Construction in process		3,629,474	3,246,161	2,594,377
Sub-total		68,807,340	60,698,902	63,666,602
Less: accumulated depreciation		(6,011,580)	(4,012,882)	(2,550,444)
Plant and equipment, net		$62,795,760	$56,686,020	$61,116,158

Depreciation expense totaled $1,663,310, $1,702,066 and $1,623,218, respectively for the years ended December 31, 2017, 2016 and 2015.

7. land use rights, net

	As at December 31,
	2017	2016	2015
Cost:
Land in Hannan District Port of Wuhan	$112,507,180	$105,398,428	$4,312,487
Less: accumulated amortization	(1,555,611)	(869,828)	(301,874)
Land use rights, net	$110,951,569	$104,528,600	$4,010,613

The expiry date of the land use rights is June 2062.

Amortization expense for land use rights totaled $603,625, $614,294 and $89,167, respectively for the years ended December 31, 2017, 2016 and 2015.

8. port operating rights, net

	As at December 31,
	2017	2016	2015
Cost:
Coastline in Hannan District Port of Wuhan	$270,384,958	$253,300,718	$270,830,382
Less: accumulated amortization	(34,248,761)	(27,018,743)	(23,471,966)
Port operating rights, net	$236,136,197	$226,281,975	$247,358,416

The expiry date of the port operating rights is August 2061.

Amortization expense for port operating rights totaled $5,205,123, $5,297,130 and $5,599,813, respectively for the years ended December 31, 2017, 2016 and 2015.

F-13

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9. other intangible assets, net

	Useful life	As at December 31,
	years	2017	2016	2015
Cost:
Software and system for port operations and management	10	$322,243	$255,873	$116,632
Less: accumulated amortization		(73,741)	(40,348)	(17,091)
Other intangible assets, net		$248,502	$215,525	$99,541

Amortization expense for other intangible assets totaled $29,522, $25,476 and $12,058, respectively for the years ended December 31, 2017, 2016 and 2015.

10. accrued expenses and other current liabilities

Components of accrued expenses and other current liabilities as of December 31, 2017, 2016 and 2015 are as follows:

	As at December 31,
	2017	2016	2015

Receipt in advance	$6,137	$3,726	$1,520
Accrued payroll	301,400	262,915	164,135
Accruals for purchases of property and equipment	3,563,613	740,380	618,013
Taxes payable	45,498	58,803	2,818
Current deferred income	40,308	37,761	40,374
Other deposits	98,855	62,389	32,486
Accrued expenses and other current liabilities	$4,055,811	$1,165,974	$859,346

11. deferred income

	As at December 31,
	2017	2016	2015

Current potion	$40,308	$37,761	$40,374
Non-current portion	1,823,938	1,746,454	1,907,692
Deferred income	$1,864,246	$1,784,215	$1,948,066

Deferred income represents RMB 13,112,000 (or about $2,127,915) received from government subsidy for land use rights of Hannan District Port of Wuhan in 2012. The income is recognized in the earnings ratably over the term of the lease.

Other income for the government subsidy totaled $38,798, $39,484 and $41,740, respectively for the years ended December 31, 2017, 2016 and 2015.

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WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12. Loans payable

		December 31,
Bank name	Term	2017	2016	2015

China Construction Bank	From May 7, 2013 to May 6, 2023	$6,640,127	$6,335,767	$6,774,233
China Construction Bank	From May 17, 2013 to May 16, 2023	8,868,872	8,164,500	9,237,591
China Construction Bank	From Jun 28, 2013 to Jun 27, 2023	8,868,872	8,596,482	9,237,591
China Construction Bank	From Sep 29, 2013 to Sep 28, 2023	7,331,807	7,156,537	7,697,992
China Construction Bank	From Jan 3, 2014 to Jan 2, 2024	5,441,215	5,140,611	5,542,555
Huaxia Bank	From Aug 3, 2015 to Aug 3, 2017	-	2,879,894	3,079,197
Huaxia Bank	From Aug 21, 2017 to Aug 21, 2018	1,537,067	-	-
CIMC Capital Ltd	From Dec 20, 2015 to Jul 20, 2018	938,913	2,534,680	4,346,691
Loans payable		$39,626,873	$40,808,471	$45,915,850

Interest rates for China Construction Bank are 5.15%, 5.41% and 6.30% per annum respectively for the years ended December 31, 2017, 2016 and 2015.

Interest rates for Huaxia Bank are 7.40%, 7.76% and 7.76% per annum respectively for the years ended December 31, 2017, 2016 and 2015.

Interest rates for CIMC Capital Ltd are 8.60%, 8.60% and 8.60% per annum respectively for the years ended December 31, 2017, 2016 and 2015.

Interest expenses incurred on loans payable for the years ended December 31, 2017, 2016 and 2015 was $2,196,698, $2,535,209 and $3,380,941, respectively.

As of December 31, 2017, 2016 and 2015, the net book value of the land use rights pledged as collateral for the Company’s bank loans were $3,765,813, $3,527,870 and $3,772,016, respectively.

	As at December 31,
	2017	2016	2015

Loans payable	$39,626,873	$40,808,471	$45,915,850
Less: current portion	3,275,254	5,119,516	2,265,195
Non-current portion	$36,351,619	$35,688,955	$43,650,655

The aggregate maturities of loans payable of each of years subsequent to December 31, 2017 are as follows:

2018	$3,275,254
2019	-
2020	-
2021	-
2022	-
2023	30,910,404
2024	5,441,215
$39,626,873

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WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13. Employee Retirement Benefit

The Company has made employee benefit contribution in accordance with Chinese relevant regulations, including retirement insurance, unemployment insurance, medical insurance, work injury insurance and birth insurance. The Company recorded the contribution in the salary and employee charges when incurred. The contributions made by the Company were $355,591, $348,429 and $240,614 respectively, for the years ended December 31, 2017, 2016 and 2015.

14. INCOME TAXES

The Company and its subsidiaries were incorporated in the PRC, was governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”). The EIT rate of PRC is 25%.

Income tax expenses for the years ended December 31, 2017, 2016 and 2015 are summarized as follows:

	Years Ended December 31,
	2017	2016	2015

Current	$-	$-	$-
Deferred tax benefit	-	3,405	(46,577)
	$-	$3,405	$(46,577)

A reconciliation of the income tax benefit determined at the PRC EIT income tax rate to the Company’s effective income tax benefit is as follows:

	Years Ended December 31,
	2017	2016	2015

EIT at the PRC statutory rate of 25%	$2,785,636	$3,141,143	$3,020,295
Valuation allowance	(2,785,636)	(3,137,738)	(3,066,872)
	$-	$3,405	$(46,577)

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. For the years ended December 31, 2017, 2016 and 2015, the Company had no unrecognized tax benefits.

The Company does not anticipate any significant increase to its liability for unrecognized tax benefit within the next 12 months. The Company will classify interest and penalties related to income tax matters, if any, in income tax expense.

Deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements at each year-end and tax loss carry forwards. The tax effects of temporary differences that give rise to the following approximate deferred tax assets and liabilities as of December 31, 2017, 2016 and 2015 are presented below.

	As at December 31,
	2017	2016	2015
Deferred tax assets
Provision for doubtful accounts of accounts receivable	$5,904	$5,531	$845
Provision for doubtful accounts of other receivables	1,429	1,339	3,019
	$7,333	$6,870	$3,864

The Company had net operating losses carry forward of $18,952,685 as of December 31, 2017 which will expire on various dates between December 31, 2019 and 2022.

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WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15. Related Party Transactions

15.1 Nature of relationships with related parties

Name	Relationships with the Company
Wuhan Xinhe Industrial Investment Co., Ltd. (“Xinhe”)	Former shareholder
Fujian Yuesheng Industrial Development Co., Ltd. (“Yuesheng”)	Controlling shareholder
Wuhan Wanghao Energy Investment Co., Ltd.	Former shareholder
Mr Wang Yuanhui	Former shareholder

15.2 Related party balances and transactions

Amount due to Xinhe were $1,537, $1,440 and $138,564 respectively as at December 31, 2017, 2016 and 2015. The amount is unsecured, interest free and does not have a fixed repayment date.

A summary of changes in the amount due to Xinhe is as follows:

	As at December 31,
	2017	2016	2015

At beginning of year	$1,440	$138,564	$1,450,046
Advances	-	1,506	-
Repayment	-	(135,507)	(1,247,075)
Exchange difference adjustment	97	(3,123)	(64,407)
At end of year	$1,537	$1,440	$138,564

In April, 2010, Wuhan Hannan District People’s Government of the PRC allocated port operating rights with 7,060 meters coastline of Hannan District Port of Wuhan to Xinhe. In December 2011, the Company acquired these port operating rights of approximately $258,000,000 (RMB1,759,097,500) from Xinhe in exchange for a related party payable. The value of the port operating rights at the time of transfer was determined by valuation of a third-party valuer. The related party payable was subsequently forgiven by Xinhe in December 2014.

Amount due to Yuesheng were $13,294,190, $104,857,300 and nil respectively as at December 31, 2017, 2016 and 2015. The amount is unsecured, interest free and does not have a fixed repayment date.

A summary of changes in the amount due to Yuesheng is as follows:

	As at December 31,
	2017	2016	2015

At beginning of year	$104,857,300	$-	$-
Advances	13,261,362	9,481,613	-
Forgiveness of liabilities	(108,201,786)	-	-
Purchases of land use right	-	101,365,070	-
Repayment	-	(1,205,705)	-
Exchange difference adjustment	3,377,314	(4,783,678)	-
At end of year	$13,294,190	$104,857,300	$-

In October, 2016, the government further allocated rights to Yuesheng an adjacent land of approximately 1.2 million square meters as supplement to the coastline for the development of further infrastructure facilities. In November 2016, the Company acquired these land use rights of approximately $101,365,070 (RMB703,950,000) from Yuesheng in exchange for a related party payable. The value of the land use rights at the time of transfer was determined by valuation of a third-party valuer. The related party payable was subsequently forgiven by Yuesheng in December 2017.

Amount due to Wuhan Wanghao Energy Investment Co., Ltd. were $461,120, nil and nil respectively as at December 31, 2017, 2016 and 2015. The amount is unsecured, interest free and does not have a fixed repayment date.

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WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

A summary of changes in the amount due to Wuhan Wanghao Energy Investment Co., Ltd. is as follows:

	As at December 31,
	2017	2016	2015

At beginning of year	$-	$-	$805,581
Advances	443,846	-	-
Repayment	-	-	(795,836)
Exchange difference adjustment	17,274	-	(9,745)
At end of year	$461,120	$-	$-

Amount due to Mr Wang Yuanhui were $54,335, $13,679 and nil respectively as at December 31, 2017, 2016 and 2015. The amount is unsecured, interest free and does not have a fixed repayment date.

A summary of changes in the amount due to Mr Wang Yuanhui is as follows:

	As at December 31,
	2017	2016	2015

At beginning of year	$13,679	$-	$-
Advances	38,245	14,304	-
Repayment	-	-	-
Exchange difference adjustment	2,411	(625)	-
At end of year	$54,335	$13,679	$-

16. Concentration of Credit Risks

As of December 31, 2017, 2016 and 2015, all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

No customer accounted for more than 10% of total accounts receivable as of December 31, 2017, 2016 and 2015.

17. Commitments and Contingencies

The Company did not identify any commitment and contingency as of December 31, 2017.

The Company is not currently a party to any legal proceeding, investigation or claim which, in the opinion of the management, is likely to have a material adverse effect on the business, financial condition or results of operations.

18. SUBSEQUENT EVENTS

There are no significant matters to make material adjustments or disclosure in the consolidated financial statements.

F-18